UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2016

Alliance BioEnergy Plus, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54942	45-4944960

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)

400 North Congress Avenue, Suite 130, West Palm Beach, FL	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 607-3555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

Alliance BioEnergy Plus, Inc. (the “Company”) previously announced that on February 23, 2016 its Board of Directors had approved a plan (the “Merger Plan”) to merge AMG Energy Solutions, Inc. (“Solutions”), a privately held company, into the Company’s wholly-owned subsidiary, AMG Renewables (“Renewables”) and to acquire all remaining outstanding ownership interest (comprising approximately 6% ownership interest) of AMG Energy Group, LLC (“Group”).

On March 17, 2016 (the “Effective Date”), the Company entered into an Agreement (the “Agreement”) with Group, Renewables, Carbolosic, LLC, Carbolosic Energy 1, LLLP (“CE1”), United States Regional Economic Development Authority (“USREDA”) (together with CE1, the “Investors”) and Carbolosic Plant 1, LLC (“CP1”) wherein the parties agreed to the following:

1. In exchange for the Company’s payment of short-term notes in the face amount of $765,735, the Company will issue to CE1 (a) 3,717,785 shares of the Company’s common stock and (b) a Warrant to purchase 4,500,000 shares of the Company’s Common Stock at an exercise price of $0.25 per share expiring on March 17, 2021 (5 years).

2. In exchange for the Company’s payment of short-term notes in the face amount of $765,735, the Company will issue to USREDA (a) 3,717,785 shares of the Company’s common stock and (b) a Warrant to purchase 4,500,000 shares of the Company’s Common Stock at an exercise price of $0.25 per share expiring on March 17, 2021 (5 years).

3. The Company’s Board of Directors agreed to appoint Joseph Walsh as a member of the Company’s Board of Directors to serve effective from March 17, 2016. In addition, certain shareholders of the Company, holding in excess of 5% of the issued and outstanding voting shares of the Company in the aggregate, agreed to vote in favor of the election of Mr. Walsh (or other designee of the Investors) during the term of that Agreement.

4. The Company agreed to afford certain anti-dilution protection to the Investors by agreeing not to issue equity securities which will dilute the Investors’ overall ownership of equity securities of the Company by more than 10% (on a fully-diluted basis) without the prior consent of the Investors.

5. The parties agreed that within a reasonable time frame they would implement a restructuring whereby the Company would acquire the minority interest in Solutions and it would become a wholly-owned subsidiary of the Company. In connection with this transaction, the Company would issue approximately 8,700,000 shares (but not more than 10,000,000 shares) of its Common Stock to the holders of such minority interest and 1,300,000 shares of Company Common Stock would be issued to the minority unit holders of Group.

6. On the Effective Date, in satisfaction of certain loans made to the Company by USREDA and CE1, totaling in the aggregate $1,250,000, Renewables will transfer and sell to CE1 all of the outstanding ownership interest in CP1.

7. Promptly after the Effective Date, the Company will use its best efforts to obtain the consent off the University of Central Florida Research Foundation, Inc. (“UCFRF”) to permit Solutions to sublicense to CP1 certain technology which the Company, Carbolosic and Solutions have licensed from UCFRF.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.01 which is incorporated by reference under Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 which is incorporated by reference under Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the transaction detailed on Item 1.01, above, The Company’s Board of Directors appointed Joseph Walsh as a member of the Company’s Board of Directors to serve effective from March 17, 2016. In addition, certain shareholders of the Company, holding in excess of 5% of the issued and outstanding voting shares of the Company in the aggregate, agreed to vote in favor of the election of Mr. Walsh (or other designee of the Investors) during the term of the Agreement. The following is Mr. Walsh’s biography:

Joseph Walsh (65)

Joseph J. Walsh, Sr. has been a principal of United States Regional Economic Development Authority since its founding in February 2009. Throughout his career of more than thirty years he has managed and owned public and private corporations in the US, Canada and the UK. Mr. Walsh was formally trained as an Electrical Engineer, but started his career with successful ventures in the fields of Marketing and Advertising. In the late 1990s and early 2000s, Mr. Walsh founded several startup computer and graphics firms, and served as President and CEO for each company as he brought them to the public markets. He subsequently managed numerous successful mergers of public companies, and has accumulated extensive experience in merger and acquisition strategy as a result.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance BioEnergy Plus, Inc.

            /s/ Daniel de Liege
By:________________________
Name: Daniel de Liege
Title: President

Dated: March 21, 2016